Exhibit 18

May 10, 2002

US Airways Group, Inc.
Arlington, Virginia

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of US Airways Group, Inc. and subsidiaries (the "Company") for the three months ended March 31, 2002, and have read the Company's statements contained in Note 3 to the condensed consolidated financial statements included therein. As stated in Note 3, PSA Airlines, Inc., a wholly-owned subsidiary of the Company, changed its method of accounting for engine maintenance costs from accruing on the basis of hours flown to expensing as incurred and states that the newly adopted accounting principle is preferable in the circumstances because an obligation does not exist until the maintenance services have been performed. The new method is the predominant method used in the airline industry and is consistent with the method used by the Company and its other subisidiaries. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2001, nor have we audited the information set forth in the aforementioned Note 3 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP